Mail Stop 6010


      September 20, 2005


Mr. Mark A. Samuels
Chief Executive Officer
Spectrx, Inc.
4955 Avalon Ridge Parkway, Suite 300
Norcross, Georgia  30071

	Re:	Spectrx, Inc.
		Form 10-KSB for the Year Ended December 31, 2004
		Forms 10-QSB for the Quarters Ended March 31, 2005 and
June
30, 2005
      File No. 000-22179


Dear Mr. Samuels:


	We have completed our review of your Form 10-KSB and related materials and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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